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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE:                                                    NEWS
April 23, 2001                                                     NASDAQ-CMED


               COLORADO MEDTECH, INC. ANNOUNCES EXPENSE REDUCTIONS

BOULDER, Colorado -- Colorado MEDtech, Inc. (NASDAQ -- CMED), a Boulder, Colorado-based provider of advanced medical technology outsourcing services and medical imaging products, today announced a reduction in its contract manufacturing workforce. The reduction represents the elimination of redundant manufacturing functions and inefficient or non-strategic contract manufacturing accounts. The reduction is a continuation of the previously announced restructuring plan and is part of ongoing company-wide improvements in operational quality and system efficiencies.

The reduction is expected to result in a one-time charge of approximately $100,000 for the quarter ending June 30, 2001 and annual savings of up to approximately $2.0 million. The action involves the elimination of 27 employees and approximately an equal number of contractors and temporaries. The reduction does not affect Colorado MEDtech's RELA contract development activities or its imaging businesses: the Imaging and Power Systems division and CIVCO Medical Instruments.

Colorado MEDtech, Inc., through its wholly-owned subsidiaries and operating divisions, is a leading full-service OneSource OutSource(TM) provider of advanced medical technology outsourcing, which includes development, software, medical device communications and manufacturing services, and medical imaging, which includes critical system components and ultrasound accessories.

FORWARD-LOOKING STATEMENTS

The statements in this news release regarding the financial impact of the reduction are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties including, but not limited to, the risk that the reductions in workforce will not produce the expected level of savings or have the expected cost, the risk that developments in the company's manufacturing business will require new investment that may offset the expected expense reductions, and the risk that expenses associated with compliance with the Federal Food and Drug Administration Quality System Regulation may offset the expected expense reductions. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. These factors are more fully described in the Company's documents filed from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

                                    CONTACTS:

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Colorado MEDtech, Inc.
Stephen K. Onody, President and CEO             Telephone:       303.530.2660
Gregory A. Gould, CFO                           Fax:             303.581.1010
Website: www.cmed.com                           Email:      cmedinfo@cmed.com
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